Exhibit 99.1

ACTION BY WRITTEN CONSENT OF THE

MAJORITY STOCKHOLDERS OF

ARTIFICIAL INTELLIGENCE

TECHNOLOGY SOLUTIONS, INC.

Pursuant to Nevada Revised Statutes (“NRS”) 78.320, the undersigned majority stockholder of Artificial Intelligence Technology Solutions, Inc. (the “Corporation”), holding a majority of the outstanding securities entitled to vote thereon (the “Majority Consenting Stockholder”), hereby consents in writing to the adoption of the following actions, without a meeting effective February 4, 2026 (the “Record Date”).

WHEREAS, the Board of Directors of the Corporation has approved a reverse stock split (the “Reverse Stock Split”) of the Corporation’s common stock, par value $0.00001 (the “Common Stock”) held for all holders as of the close of business on February 24, 2026, or such other date as practicable (the “Effective Date”) at a ratio of one-for-one hundred (l-for-100) (the “Reverse Stock Split Ratio”) and has recommended that the stockholders approve such action;

WHEREAS, the Reverse Stock Split requires the filing of a Certificate of Change, pursuant to NRS 78,209, with the Nevada Secretary of State (the “Certificate of Change”) to effect the Reverse Stock Split in the form set forth on Exhibit A hereto;

WHEREAS, the Reverse Stock Split requires processing by the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, as of the Record Date, the Corporation has 25,987,280,437 shares of Common Stock issued and outstanding, and immediately following the Reverse Stock Split, the Corporation will have approximately 259,872,805 shares of Common Stock issued and outstanding (with no change to the number of authorized shares of Common Stock);

WHEREAS, on the Record Date, the Majority Consenting Stockholder owns of record an aggregate of 66.67% of the outstanding voting securities, through his ownership of all of the issued and outstanding shares of Series E Preferred Stock, and desires to approve the Reverse Stock Split.

NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Corporation hereby approve the Reverse Stock Split of the Corporation’s issued and outstanding shares of Common Stock, pursuant to which each stockholder of record shall receive one (1) share of Common Stock for each one hundred (100) shares of Common Stock held, effective upon FINRA processing of the action.

RESOLVED FURTHER, that no fractional shares will be issued as a result of the Reverse Stock Split; stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Stock Split Ratio will be entitled to receive such number of shares of Common Stock rounded up to the nearest whole number.

RESOLVED FURTHER, that the Certificate of Change is hereby approved in its entirety.

RESOLVED FURTHE.R, that the officers of the Corporation are hereby authorized and directed, in the name and on behalf of the Corporation, to (i) execute, acknowledge, deliver, and file the Certificate of Change with the Nevada Secretary of State, (ii) submit all necessary documentation and requests to FINRA to process and effect the Reverse Stock Split, and (iii) take any and all other actions deemed necessary or appropriate to implement the Reverse Stock Split, including any required notifications, listings updates, or payments (if applicable).

RESOLVED FURTHER, that the officers of the Corporation are authorized to take any and all further actions and execute any further documents, certificates, or instruments necessary or advisable to carry out the intent and purposes of these resolutions.

RESOLVED FURTHER, that this written consent shall be added to the corporate records of the Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the stockholders of this Corporation.

RESOLVED FURTHER, this Action by Written Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, the undersigned stockholder, constituting the holder of 66.67% of the Corporation, has executed this Action by Written Consent on February __, 2026.

By
Steven Reinharz